UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

AVIGEN, INC.
(Name of Registrant as Specified in Its Charter)

BIOTECHNOLOGY VALUE FUND, L.P.
BIOTECHNOLOGY VALUE FUND II, L.P.
BVF INVESTMENTS, L.L.C.
INVESTMENT 10, L.L.C.
BVF PARTNERS L.P.
BVF INC.
BVF ACQUISITION LLC
MARK N. LAMPERT
OLEG NODELMAN
MATTHEW D. PERRY
ROBERT M. COPPEDGE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Biotechnology Value Fund, L.P. (“BVF”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the removal of the members of the Board of Directors of Avigen, Inc. (“Avigen”), without cause, and for the election of BVF’s slate of director nominees to replace the removed directors at a special meeting of stockholders, scheduled by Avigen at the request of BVF and Biotechnology Value Fund II, L.P. (“BVF2”) to be held on March 27, 2009.

Item 1: On March 13, 2009, BVF issued the following press release:

FOR IMMEDIATE RELEASE

BIOTECHNOLOGY VALUE FUND CONFIRMS NOMINEES’ PLANS IF ELECTED TO THE AVIGEN BOARD AT SPECIAL MEETING

Urges Stockholders to Vote to Remove Current Board and Elect its Slate of Four Stockholder-Oriented Independent Nominees

Biotechnology Value Fund, L.P. (“BVF”), today confirmed its plans for the future of Avigen, Inc. (Nasdaq: AVGN) if stockholders remove the current members of the Avigen Board and replace them with BVF’s four new, stockholder-oriented, independent director nominees at the Special Meeting of stockholders to be held on March 27, 2009.  BVF, the beneficial owner of approximately 30% of the Company’s outstanding common stock, has called the Special Meeting to give stockholders the opportunity to protect what remains of Avigen’s assets, which it believes are in danger of being completely wasted by the Board.  Upon the removal of the current Board and election of BVF’s nominees, subject to the nominees’ fiduciary duties, BVF pledges the following:

•
First, all stockholders who desire liquidity will have the immediate ability to cash out of their investment in Avigen and receive a payment of $1.00 per share by tendering their shares into the BVF tender.  Stockholders who do not wish to sell their shares will have the opportunity to participate with BVF in the future of Avigen;

•
Next, the nominees will immediately announce that Avigen will only consider and proceed with strategic transactions that guarantee a quantified worst-case outcome of approximately Avigen’s liquidation value;

•	Next, the nominees will then commence negotiations with MediciNova, with the goal of reaching an agreement on the best terms possible for all Avigen stockholders;

•	Next, the nominees will consider any other transactions that satisfied the downside protection requirements described above; and

•
Ultimately, the nominees will present any transaction that satisfies the downside protection requirements described above and that the nominees believe is in the best interests of stockholders to stockholders for their approval.

Should the nominees be unable to negotiate final terms with a third party that satisfies the requirements described above, or should such transaction not be approved by stockholders, the nominees intend to promptly return the Company’s remaining cash to stockholders.

Mark N. Lampert BVF Partner stated, “In addition to confirming our plan for the future of the Company, we also wanted to clarify a few remaining issues for stockholders.  Specifically, neither BVF nor its nominees have any financial interest or other stake in MediciNova or its proposed transaction.  Our only concern is for the fair valuation and prevention of lost value of Avigen.  Our interest in Avigen is solely as stockholders – we have never sought, nor would we accept, any benefit solely for ourselves.  In addition, in the event they are elected to the Board, our nominees will not receive any compensation for their services as directors of Avigen, other than Mr. Coppedge who stands to receive only nominal director fees.  We encourage stockholders to act now to protect their investment by voting the GOLD proxy card today.”